Exhibit 15.1
Telvent and Matchmind join forces in the IT services market
•  Telvent and the Matchmind management team acquire 100% of Matchmind
•  The transaction strengthens the business plan and the market positioning of both Companies
Madrid, October 23, 2007 - Telvent GIT S.A. (Nasdaq: TLVT), the IT company for a sustainable and secure world, announced today the closing of the acquisition of the Matchmind transaction which will be fully executed within the term of three years. In a first phase, Telvent has acquired 60 percent of Matchmind for 23 million Euros and the Matchmind management team will own 40 percent. José Luis Galí, founder and former President of Matchmind, will continue to own 2 percent of Matchmind.
The agreement provides that Telvent will acquire the remaining 42 percent of Matchmind in three different phases, acquiring 12, 10 and 20 percent at the end of the 2008, 2009, and 2010 fiscal years, respectively. The payment price for each share increase will be based on achieving EBITDA objectives in each fiscal year, according to Matchmind’s Strategic Plan.
The shareholder structure resulting from this transaction is expected to be beneficial to both companies. On the one hand, Telvent plans to support and strengthen current growth plans and the future development of Matchmind, based on the current business plan - a key consideration in the success of this transaction. On the other hand, Matchmind is expected to enrich Telvent’s service offerings given its technological and business processes consulting experience, which are a good strategic fit with the rest of the activities and solutions of Telvent.
Given these important synergies between the two companies, they expect improved positioning in the IT service market, with presence in virtually every sector of activity: energy, transportation, environment, public administration, health, banking, retail, and others.
Additionally, Matchmind will provide four software factories in the Iberian Peninsula with CMMI3 (Capability Maturity Model Integration Level 3) certification (and in process of obtaining the CCMI5 certification), offshore agreements in Bangalore, India, and an office in UK which will be the future Telvent UK subsidiary.

Matchmind’s current management team will continue to be closely involved in the project and in charge of that company’s operations which will form part of Telvent’s Global IT Services business division, lead by José Ignacio del Barrio, Executive Vice President. Carlos Delgado will be the Managing Director and General Manager of Matchmind while the rest of the Managers will continue with their current responsibilities.
As to employees, Telvent will support the employees of Matchmind who have been the drivers and the origin of the Matchmind project. Currently, Matchmind has more than 1,200 professionals that, together with Telvent’s more than 3,800 professionals will create a workforce exceeding 5,000 professionals worldwide. This transaction will create greater professional development possibilities, as well as additional opportunities and challenges. Telvent’s entry into Matchmind will enhance the opportunities of specialization for both companies’ workforces in the different sectors and activities in which they operate, both locally and internationally.

About Telvent
Telvent (Nasdaq: TLVT), the IT company for a sustainable and secure world, specializes in high value–added products, services and integrated solutions for the Energy, Transportation, Environment and Public Administration industry segments, as well as Global IT Services. Its innovative technology and client-proven expertise enable the efficient and secure real-time management of operational and business processes for industry-leading companies worldwide. (www.telvent.com)
About Matchmind
Founded in 2002, Matchmind offers technological and strategic consulting, outsourcing, in addition to ERP (Enterprise Resource Planning) development, implementation, and management for a wide range of companies in different industries (finance, logistics, telecommunications, technology and public administration). Matchmind has more than 1,200 professionals in five offices and four software factories in Spain.(www.matchmind.es)
Statement of Purpose
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward–looking statements often are proceeded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Telvent’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in Telvent's Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 30, 2007, and updated, if applicable, on Telvent's

Quarterly Reports on Form 6-K for the quarters ended March 31, 2007 and June 30, 2007, filed with the Securities and Exchange Commission on May 24, 2007 and August 30, 2007, respectively.
Investor Relations Contact
Ana Plaza
Tel. +34 902 335599
Email. ana.plaza@telvent.abengoa.com
Lucia Domville
Tel. +1 646 284 9416
Email. ldomville@hfgcg.com